Exhibit 99.2 1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Matt Osberg – Chief Financial Officer, Helen of Troy Ltd. Other Participants Bob J. Labick – Analyst, CJS Securities, Inc. Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Linda Bolton Weiser – Analyst, D.A. Davidson & Co. Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC Steven L. Marotta – Analyst, C.L. King & Associates, Inc. MANAGEMENT DISCUSSION SECTION Operator: Greetings and welcome to the Helen of Troy First Quarter Fiscal 2023 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded. I would now like to turn the call over to Jack Jancin, Senior Vice President of Corporate Business Development. Thank you. You may begin. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s first quarter fiscal 2023 earnings conference call. The agenda for the call this morning is as follows, I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and current trends. Then Mr. Matt Osberg, the company’s CFO, will review the financials in more detail and provide an update on our financial outlook for fiscal 2023. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar, are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non- GAAP financial information. Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the Press Releases tab.

2 I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning, everyone, and thank you for joining us. Today, I would like to talk about our first quarter results, the new headwinds that have emerged in the macro environment since our April call and our revised outlook for this fiscal year. I will also introduce several new initiatives we are implementing right now to address those headwinds as well as the broader project we are launching this summer, intended to realize additional improvements to our efficiency and overall cost structure. Starting with the quarter, we are very pleased to report consolidated revenue and adjusted diluted EPS above the outlook ranges we provided in April. Results for the quarter speak to the hard work throughout Helen of Troy as we navigate what is rapidly becoming even more challenging environment and we, our retail customers and consumers expected. Core sales declined 2.5% in by far the toughest comparison period of the year. As a reminder, we grew core sales 30.4% in the first quarter of last year. As noted in our April release, retail customers pulled approximately $20 million in sales from this quarter into the fourth quarter of last fiscal year as they replenished their inventory levels from strong POS and some accelerated purchases ahead of our price increases. As also noted in our April call, we saw consumer buying patterns begin to change in March and April, resulting in a slowdown in demand in some categories. That continued in May as consumers adjusted their purchasing patterns and began addressing rising inflation on basics such as gasoline and food, and face the bite from escalating interest rates. In this environment, now more than ever, our efforts are focused on reinforcing the value and excellence, our diversified portfolio of trusted leadership brands provide to consumers. Looking at our business segments, Home & Outdoor led the way with 21% growth in the quarter. Hydro Flask saw healthy sales growth at brick and mortar, particularly in the sporting goods, collegiate and grocery channels. Online and international were also strong for Hydro Flask. The insulated hydration bottle category gained momentum, growing over the prior year as consumers return to pre-pandemic levels of activity such as travel, sporting events and in-person schooling. Hydro Flask grew its market share over the past 52 weeks as consumers continued to favor our brand. OXO faced an especially tough comparison period versus year ago. Sales this quarter were also impacted by the forward pull of some retail orders into the fourth quarter of last fiscal year by a slowdown in the growth rate of the kitchen gadget category as consumers shifted some spending away from home related goods and adjusted their budgets to address inflation. Osprey performed well and in line with our expectations, despite some short-term production challenges and transit delays as we catch up on inventory from the prior year supply chain interruptions. Our integration plans are on track. One example during the quarter was the integration of all three Home & Outdoor brands; OXO, Hydro Flask and Osprey under one European go-to-market operation to begin leveraging the combined outdoor expertise of Osprey and Hydro Flask and benefit from the scale of our larger companywide EMEA regional market organization. We’re very excited about the growth prospects of this leadership brand. Turning to Beauty, core segment sales declined by 15% in an extremely difficult compare to the segment’s core growth of 109% in the first quarter of last year. While sales this quarter were partially impacted by slowing consumer demand in the hair appliance category, over the past four years, our Beauty hair appliances have gained significant market share in brick and mortar and

3 gained even more market share online. That growth in share is a strong positive reflection of the power of consumer centric innovation, of successful acquisition, and of a much more capable organization that is deeply connected to the global shared services platform built under our transformation strategy. On the prestige liquid side, Drybar continued to perform well, growing over the prior year as we return to better in-stock positions to meet the high demand. Curlsmith performed well in this quarter, and its integration plan is also on track. While we’re on Beauty, some of you may have questions regarding the June bankruptcy filing by Revlon, Inc. So I wanted to take a moment to address that matter as it pertains to Helen of Troy. We have been licensing the Revlon brand for hair appliances for 30 years. We are an unaffiliated and separate company from Revlon, Inc. and therefore do not have specific information regarding their filing beyond what is in the public domain. Revlon’s public statement emphasized their intention to operate their business normally as they strategically reorganize and emerge as a healthier company, operating a portfolio of strong consumer brands, including their flagship Revlon brand. Based on publicly available information, we do not currently anticipate any material impact on our hair appliance business or on our ability to use the well-regarded Revlon brand name over the term of our 100-year license. Turning to Health & Wellness, the sales decline of 17.2% was slightly better than our expectation for the quarter. While health related categories such as thermometers and air purifiers continue to moderate off the historic high basis set in the peak of the pandemic, it is important to note that even with the impact of the EPA matter, overall Health & Wellness segment sales were up 9% this quarter versus the pre-pandemic levels in the first quarter of fiscal 2020. Humidification sales grew this quarter behind strong POS and lean retailer inventories. Market share for Vicks VapoPads grew strongly in the quarter. Heaters and diagnostics were also strong, including the Braun pulse oximeter. In the US, for thermometers, we continued to earn market share gains. We have grown our share in 16 of the past 20 months. We are proud to continue earning consumers trust in Vicks and Braun thermometers to help take care of their families. Our market share at air purifiers has improved since the impact of the EPA matter in fiscal 2022. Recapturing more of that share is our primary focus in air purification as we finish the repackaging work and as we return more and more of our line up to the point of sale where these products can make a difference for consumers. Similarly, in water purification, I am pleased to note that PUR has largely recovered the majority of its market share following the EPA matter. I would now like to turn to our revised full year fiscal 2023 outlook. Since our April earnings release, it has been well publicized that the macroeconomic environment has changed significantly. Consumers are shifting their buying patterns and adapting to a number of factors, including the impact of higher than expected inflation and interest rates rising more rapidly than previously signaled by central bankers. In response, many of our major retail customers announced actions to rebalance their inventory stemming from rapid revisions to their sales forecasts. Our revised fiscal year outlook reflects our current assessment of the impact from these new headwinds on our business. With regard to the retailer inventory announcements made in May and June, the major players noted higher levels than they themselves expected and described their plans to rebalance their holdings in the coming months. Our outlook includes our current assessment of the impacts on the resulting slowdown in our shipments as they carry out these rightsizing plans.

4 We are in close contact with our retail partners to help them meet the demand for our trusted and consumer preferred products. We believe it is important to note that even with these headwinds included, we expect strong organic sales growth in fiscal 2023 versus the pre-COVID base of fiscal 2020. Our outlook also includes our plans to protect our market shares as consumers feel the pinch of higher inflation and it preserves the most critical flywheel investment projects that we have previously announced in supply chain, IT and direct-to-consumer. Our outlook for our two most recent acquisitions, Osprey and Curlsmith, remains unchanged. These businesses are on trend and continue to meet our expectations. We remain highly encouraged by their prospects and their fit within our portfolio and capabilities. Given the negative revenue impact on our EPS outlook, our approach is to manage what is within our control. In addition to continuing to execute our playbook to mitigate inflation and supply chain disruption, we are announcing new plans to implement a robust round of initiatives, intended to reduce the total cost structure of the company and unlock new initiatives (sic) [efficiencies]. As part of these plans, we are making a strategic change to normalize our inventory levels. Second, we are moving faster on several efficiency projects we have identified in our Health & Wellness segment. And third, we will be launching a new program to further improve the efficiency of our organization. While we are taking immediate actions in all three of these areas, we expect the majority of the benefits of these plans to fall into fiscal 2024. With regard to our inventory, we are taking steps now to return to more normalized levels. During the pandemic, carrying elevated inventory proved to be a winning strategy. It helped us meet surging demand and mitigate supply chain disruptions that were hard to predict. It smoothed input cost inflation and it delivered considerable benefits for consumers, retail customers, our sales, our profitability and our market shares. Now over two years into the pandemic, we believe it is time to decrease our inventory in areas where we have reliable visibility. Our goal is to reduce operating costs, increase efficiency in our distribution centers and improve cash flow without impacting customer service levels. As we reduce our purchase orders, we have a sharp eye on maintaining sufficient buffer stock on items that continue to have longer lead times. And we are leaning forward on some materials and critical components that remain challenging to secure. As we bring down inventory, we are also focusing on making sure we have the most valuable mix of products to maximize the productivity of our holdings. With regard to Health & Wellness, we are launching a new initiative called Project Delta. Similar to the playbook we used for Project Refuel in Beauty about five years ago, Project Delta now focuses first on rightsizing the segment’s cost structure and margin rates and then on improving its growth rates and profitability under a new set of strategic choices. We recently began implementing a leaner Health & Wellness organization. In the coming months, we will continue to focus on cost structure improvements and the segment will implement an even sharper focus on consumer centric innovation and design. We will concentrate resources on those Health & Wellness categories, channels and countries where we see the most attractive prospects to grow revenue, increase margins, and grow market share. As we work on new efficiencies and cost savings in Health & Wellness, the segment will also benefit from greater use of expertise in our global shared services, such as supply and demand planning, dual sourcing and further cost of goods savings programs. We expect to share more on Project Delta as these plans unfold. Turning to our new program to improve efficiency, like we have done at earlier stages of our transformation, this program will look at all aspects of our organization to identify the next round of areas where we can further improve. One example is moving faster on further enhancing the efficiency of our distribution network. With our previously announced 2 million square foot

5 Tennessee distribution center on track to open in early calendar year 2023, we now believe we can complete our consolidation, renovation and warehouse management system upgrades a year sooner than originally planned. Our goal is to further reduce costs by exiting third-party facilities earlier and increase labor efficiency through scale, IT upgrades and automation. We believe that moving faster will also allow us to accelerate realization of synergies from recent acquisitions. As we execute these plans, we are taking care to create ample expansion capability and capacity to efficiently manage continued long-term growth. We will provide more information on the new efficiency program as it takes shape and expect to provide you with an update in our October call. While it is too early to make a forecast for fiscal 2024, we are working hard to return to growth to finish Phase II with momentum. We are continuing our signature focus on consumer-centric innovation that distinguishes our leadership brands and helps us grow our market shares over time. Investing in our brands and continuing our geographic expansion also helps position us well to capitalize on opportunities as consumption recovers. We see specific opportunity in each of our business segments. In Home & Outdoor, all three brands have significant pipelines of on trend and innovative new products, such as “on the go” and camp kitchen. All three have compelling opportunities to cross- promote and to launch new products into adjacent categories, and each brand has plans to grow in new channels such as DTC and international. In Beauty, our appliance focus is on maintaining those big market share gains I mentioned earlier, on continuing to launch new products that delight consumers and on expanding in EMEA, Asia and Latin America. We are also excited about the opportunities we see to deliver incremental Beauty sales and further sweeten our mix with growth from our portfolio of high margin prestige liquids. In Health & Wellness, in addition to the margin improvement plans mentioned earlier with Project Delta, our goal is to drive revenue growth and market share gains through a renewed focus on consumer-centric product and commercial innovation. The acquisitions we made so far in Phase II, Osprey, Curlsmith and Drybar will also help drive momentum. We have built a reputation for acquiring and improving brands that consumers adore. Our acquisitions also deliver on our strategy to further diversify our portfolio, add brands that are growing fast in on-trend categories such as prestige beauty and outdoor and accelerate our revenue and profitability growth. Each acquisition has compelling growth drivers and is expected to drive synergies and operating leverage. I remain confident in the power of our Phase II choices and the proven ability of our worldwide team to execute our plans with excellence. As demonstrated in Phase I and in the first three years of Phase II, we have driven value creation with significant revenue and profitability growth ahead of our published targets. We have built a seasoned leadership team and capable organization that has proven to be nimble in rapidly changing environments over all of the years of our transformation. As we develop our Phase III plans, our goal is to further scale that platform that we built in Phases I and II and bring new consumer centric innovation, new marketing plans, new expansion plans that will fuel the next generation of profitable organic and inorganic growth to drive significant additional value creation. With that, I would like to hand the call over to Matt Osberg, our CFO. Matt Osberg, Chief Financial Officer, Helen of Troy Ltd. Thank you, Julien. Good morning, everyone. I would like to begin with a discussion of our first quarter results. Although we posted declines in both net sales and EPS in the first quarter, we are pleased to deliver results ahead of our expectations. As we mentioned in our fourth quarter

6 earnings call, we had factored in some uncertainty given the unfavorable category and consumption trends we began seeing in March and April. May sales ended up better than we had expected, with a driver being our estimation of how and when moderating consumer demand would impact results. This was also impacted by the fact that despite softening POS, some customers continued to place additional orders ahead of announced price increases. Factoring in trends from consumer buying patterns and inflation, we now anticipate softer category and consumption trends to have a more significant impact on our results for the balance of the fiscal year. I will provide more detail later on this as well as other factors affecting our revised fiscal year outlook later. Looking at the results for the quarter, we faced a tough comparison to the first quarter of fiscal 2022 when we achieved consolidated net sales growth of 28.6% and adjusted diluted EPS growth of 37.5%, driven by strong demand in the Beauty and Home & Outdoor segments. For the first quarter of fiscal 2023, our consolidated net sales declined 6.1%, driven by a decline of $20.1 million related to the sale of the Personal Care business in fiscal 2022, the unfavorable comparative impacts of approximately $20 million from retailers that accelerated orders into the fourth quarter of fiscal 2022 and approximately $15 million from orders that were not able to be shipped at the end of fiscal 2021 due to the impact of winter storm Uri. Additionally, we saw a decrease in net sales in the Health & Wellness segment, primarily as a result of stronger COVID driven demand for healthcare products in the prior year period. Also contributing to the decline were lower sales in the Beauty segment hair appliance category and home related categories in the Home & Outdoor segment due to lower consumer demand and shifts in consumer spending patterns. These factors were partially offset by growth from the acquisitions of Osprey and Curlsmith, which performed in line with our expectations. Even with the consolidated net sales decline of 6.1% posted in the first quarter, we grew 20.7% over fiscal 2021 and 35% over fiscal 2020. GAAP consolidated operating income was $33.9 million or 6.7% of net sales. On an adjusted basis, operating margin decreased 3.9 percentage points to 13.6%, primarily driven by unfavorable operating leverage, higher marketing expense, the unfavorable impact of lower Beauty segment sales within consolidated net sales revenue, and the net dilutive impact of inflationary costs and related customer price increases. Adjusted operating margin was down in all segments for the quarter, with the most significant decline in Health & Wellness, reflecting the unfavorable impacts of operating leverage and product mix. While we still expect a decline in adjusted operating margin for the full year in the Health & Wellness segment, we believe the initiatives included in Project Delta will help to improve both short and long term profitability of the segment. Net income was $24.6 million or $1.02 per diluted share. Non-GAAP core adjusted diluted EPS decreased to $2.41, primarily due to an operating loss in the Health & Wellness segment, lower adjusted operating income in the Beauty segment and higher interest expense. We ended the quarter with total debt of $1.1 billion, an increase of $292 million from the end of fiscal 2022, reflecting cash used in the quarter for the acquisition of Curlsmith of $150 million, capital asset expenditures related to our new distribution center of $70 million and cash used for inventory of $48 million. Our net leverage ratio was 2.85 times at the end of the first quarter. On June 28, 2022, we entered into an amendment to our credit agreement to among other things, replaced LIBOR with Term SOFR as the reference interest rate. We also exercised the accordion under the credit agreement and borrowed $250 million as term loans and provided notice relating to a qualified acquisition which triggered temporary adjustments to the maximum leverage ratio. The

7 proceeds from the term loans were used to repay revolving loans under the credit agreement. We may prepay the term loans in whole or in part at any time without premium or penalty. After giving effect to the term loan borrowings, and application of those loans to repay revolving borrowings at May 31, 2022, the remaining amount available for revolving borrowings under our credit agreement would have been $373.8 million. On a short-term basis, this transaction will provide flexibility while we navigate higher leverage associated with recent acquisitions, investments in the construction of our new distribution center, and uncertainty in consumer spending behavior. On a longer term basis, once we return to lower debt and leverage levels, the accordion allows for additional capacity for long-term accretive capital deployment opportunities. Now turning to our revised outlook for the fiscal year. Our full-year outlook for fiscal 2023 has been materially impacted by changes in the macroeconomic and market trends. Our outlook for net sales revenue is declining, primarily due to changes in consumer behavior and spending patterns, higher levels of inventory at retailers, ongoing supply chain disruptions and the unfavorable impact of foreign exchange rates. In addition to the sales volume decline, our adjusted diluted EPS outlook is being unfavorably impacted by lower adjusted operating margins, higher interest expense due to increases in forecasted interest rates related to recent Fed activity and a higher expected effective income tax rate. For fiscal 2023, we now expect consolidated net sales revenue in the range of $2.15 billion to $2.2 billion, which implies a consolidated decline of 3.3% to 1.0% and a core decline of 1.8% to growth of 0.5%. We are pleased that our previous sales expectations for both Osprey and Curlsmith remain intact in our revised outlook. By segment, we have the following net sales expectations, Home & Outdoor growth of 9% to 11%, including net sales from Osprey of $180 million to $185 million. Health & Wellness decline of 10% to 8% and a Beauty core business decline of 7% to 5%, including net sales from Curlsmith of $30 million to $35 million for the 10 month period of ownership in fiscal 2023. We now expect consolidated GAAP diluted EPS of $6.51 to $7.11 and consolidated non-GAAP adjusted diluted EPS in the range of $9.85 to $10.35, which implies a consolidated decline of 20.3% to 16.3% and a core decline of 19.2% to 15.1%. This includes an adjusted diluted EPS contribution from Osprey of approximately $0.40 to $0.45 and a pro rata fiscal 2023 contribution from Curlsmith of approximately $0.15 to $0.20. The decline in EPS contributions for both acquisitions versus our previous outlook primarily reflects the impact of higher interest expense due to our updated assumption of 350 basis points of interest rate increases in calendar year 2022. Although we have implemented cost control measures and are moving forward with further efficiency programs, we expect adjusted operating margin to decline 80 to 100 basis points in 2023. This expectation is driven primarily by an anticipated decrease in operating leverage, the net dilutive effect of inflationary price increases and an unfavorable product mix in the Health & Wellness segment. As Julien mentioned, we are putting in place both global and Health & Wellness specific initiatives to reduce costs and improve efficiency in order for us to finish Phase II strong and set us up for further long term value creation. We have already begun to put in place some actions that will benefit fiscal 2023 and we are working on further actions that we expect to have a more significant financial impact on fiscal 2024. Our outlook includes an estimated after tax impact of incremental inflationary costs of approximately $60 million to $65 million or approximately $2.50 to $2.70 of adjusted diluted EPS. Through the execution of our playbook, we continue to believe we can mitigate the majority of these costs. We have contracted all our expected shipping needs for the fiscal year, which creates visibility on sea freight costs at rates that are at considerable discount to current spot rates. We are also continuing to implement the in-flight productivity and COGS savings initiatives planned with our suppliers.

8 Finally, we have implemented our price increases across our customer base in a considered manner that take into account key consumer price points and competitive activity. Our outlook includes an increase in expected interest expense, with a new range of $45 million to $47 million, primarily driven by our revised assumption that the Fed will increase interest rates by 350 basis points in calendar year 2022. As we mentioned in our call in April, due to the recent acquisitions and investments in our new distribution center in the first half of fiscal 2023, we continue to expect higher average debt balances and increasing leverage ratios during the first half of our fiscal year, with debt levels and leverage ratios improving sequentially in the second half of our fiscal year. Due to the assumptions of the impact of changing consumer demand and related higher levels of retail inventory reflected in our net sales outlook, we are working to strategically adjust our inventory purchasing trends to match our new expectations of retail and consumer demand. However, due to the fact that COVID related supply chain disruptions have extended purchasing lead times, we expect that it will be more difficult to reduce our inventory levels at the same pace as previously anticipated. We therefore believe that we will end fiscal 2023 with a leverage ratio in the range of 2.5 to 3 times. As Julien mentioned, over time, we intend to strategically decrease our inventory levels through thoughtful purchase order management. We will continue to plan and navigate through the expected supply chain challenges that are resulting in longer lead times, instances of component delivery delays and higher material prices. We are balancing these supply chain challenges with the shifts in consumer buying behavior and expected retailer reorder patterns. We believe that we have the talent and capability to serve retailers and consumers through this unusual period. We now expect a fiscal 2023 GAAP effective tax rate of 15.5% to 16.5%, and an adjusted effective tax rate of 12.6% to 13.6%, primarily driven by lower expected pre-tax income. Due to the current highly dynamic market conditions and unique factors affecting the comparability to the prior year base, we are providing additional quarterly context for our current expectations of the net sales revenue and adjusted diluted EPS outlooks. With regard to quarterly cadence of the consolidated net sales outlook for the fiscal year, we now expect low double digit growth in the second quarter due to the second quarter of fiscal 2022 having the largest adverse impact from the EPA matter, approximately flat sales growth in the third quarter and a low double digit sales decline in the fourth quarter due to the high base of the fourth quarter of fiscal 2022. With regard to the quarterly cadence of consolidated adjusted diluted EPS outlook for the fiscal year, we now expect a mid-teen decline in the second quarter, primarily due to lower adjusted operating margin and higher interest expense, a low double digit decline in the third quarter, primarily due to higher interest expense and higher adjusted effective tax rate and a mid-single digit decline in the fourth quarter primarily due to lower net sales, higher interest expense and a higher adjusted effective tax rate. The current uncertainty of dynamic macroeconomic and consumer conditions has had a significant impact on our fiscal 2023 outlook. We currently are working on plans to return to growth in fiscal 2024 and believe that the strength of our brands, our ability to execute in the face of challenges and benefits of the new global efficiency initiatives we expect to implement will help us drive towards this outcome. As the rest of the fiscal year plays out, we will have a better view of our expectations for fiscal 2024. However, given our expectations for fiscal 2023, we do not believe we will be in a position to achieve our previously stated objective of average annual organic growth rates of 3% for net sales and 8% for adjusted diluted EPS over the last two years of Phase II.

9 In conclusion, I am proud of how our teams are navigating a rapidly changing environment by focusing on serving our customers and consumers while proactively identifying and acting on opportunities to reduce costs and increase efficiency. We will continue to balance the short-term, top line and earnings pressure against investing in our most important transformation initiatives that feed our flywheel and drive long-term shareholder value. And with that, I would like to turn it back to the operator for questions.

10 QUESTION AND ANSWER SECTION Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first questions come from the line of Bob Labick with CJS Securities. Please proceed with your questions. <Q – Bob Labick – CJS Securities, Inc.>: Good morning. That was a lot of information. Thank you very much for all that. Just wanted to start, maybe we could dig a little further into the inventory situation at your customers. Can you give us a sense of kind of your visibility there and maybe how much of their shift in ordering, I know this might be harder to distinguish, but how much of their shift in ordering is due to the fact that maybe they over-ordered thinking they couldn’t get what they need because of the supply chain, or they already had too much inventory versus how much of a shift in their ordering relates to lower expectations for consumer takeaway and demand? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi, good morning, Bob. Thanks and nice to hear from you and also hello to everyone. On the question, yeah, we were as surprised as I think the customers themselves were about the amount of change in the consumer buying patterns. So as they themselves said in their own press releases in May and June that those changes led to the over inventory situation that they’re working on now. So in terms of the change itself, we’re largely reflecting its impact on our business. As we look on the visibility that we have which is pretty good with the big customers, we see that their choices in our Q4 were to take on more inventory, some of that was replenishment of the strong POS that you heard us talk about quite a lot in the fourth quarter call that we made in in April and some of it was forward buying against the remainder of our price increases. As the demand shifted in their own forecast, they then got a realization that they want to reduce their inventory. Those actions now are showing up in those shifts in orders. I can’t say how much of it was them attempting to secure the inventory based on potential supply chain interruptions. And I say that because our track record in that area has been very good. We have been able to deliver nearly all of our products because we ourselves have taken on more inventory during the pandemic. Now that we ourselves are reducing ours and they’re reducing theirs, it’ll lead for an opportunity to renormalize for both. And it’ll be for the benefit of all over time. It’s just painful on the path from here to there. <Q – Bob Labick – CJS Securities, Inc.>: Got it. Okay. Thank you. And then another broad question, just I don’t know if you’ve spoken to this before or if you can speak to this right now, but can you give us a sense of over the course of the pandemic, I guess, how much have you taken price or how much of the price of the goods being sold, your goods being sold gone up due to the inflationary macro environment? And has there been a destruction in demand as a result of that? And how do you think about pricing going forward? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, it’s a great question. I mean, demand elasticity is probably on the minds of almost any industry in the world right now, even on commoditized things like gasoline is just a daily headline indicator that everyone sees and because it’s a commodity. There’s questions about how much will people adjust their behavior. To your question about the amount of increases, while we don’t disclose specific numbers, think of mid-to- high single digits, so numbers like 5 to 9 in some cases even like a 10, but it depends SKU-by- SKU, product-by-product, situation-by-situation. We’re super careful on this. We look at competitors, we look at trade, we look at margins, we look at potential substitutes, and we come up with our numbers. So it’s less about just offset the impact of inflation and we use the rest of the playbook, whether it was the elevated inventory of our sales taking in products ahead of cost increases, whether it was the ability to negotiate the greatly discounted sea freight rates or the other playbook items, and price is a part of it. And so those are the numbers, think 5% to 10%.

11 In terms of the demand elasticity, I think everyone is finding out now where that is category-by- category. As inflation goes higher, it’s very clear that in some categories, consumers are making choices on where to spend their money and they’re freely spending in some places, think, travel related or experiences as opposed to goods and in the certain kinds of goods especially. And in the case of which goods within the categories that we trade in. Our brands are winners. Our products are winners. Consumer know it, they see value and we’re reinforcing that value in the marketplace. That said, there’s also some consumers that are just choosing to trade down, because they just have less money in their pocket based on the real income after the inflation takes a bite out of their nominal salary increases. <Q – Bob Labick – CJS Securities, Inc.>: Got it. Okay, great. And then just – I’m sorry, one last clarification on comments on Helen of Troy’s inventory, specifically inventory levels. And I think, Matt, added a little more color at the end. But could you just maybe summarize, I believe you said the expectation is and intention is to lower your inventory, absolute inventory levels now that we’re two years through the pandemic and supply chains normalized a little bit and all that kind of stuff. But at the same time, it will be harder to do that in a time period which you thought you would do it. So just... <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. <Q – Bob Labick – CJS Securities, Inc.>: ...just trying to get us – talk through that, please. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. No problem, I’ll say a little. Matt may want to say more here. It worked for us. That playbook move of taking on higher inventory during the pandemic was a winner. I spoke to it in the prepared remarks and you heard those. So I’m very glad that we did this. As we normalize a bit more and as the demand equation changes, the customer situation changes, it’s right, it’s right to reduce ours now. The slowness is simply because the demand or the sell-out will be a little slower. There’s just less demand in certain categories and the customers have more inventory. So between what’s in certain retailers and the pull through rate that they were surprised at, I mean, it’ll just flow through slower. It’ll take longer to reduce to the levels that we’re now targeting, which you think of it normalized to use the word you used before, that’s a good thought in terms of number of turns and the healthy levels on the seasonal stuff. We’re also being very careful to load in certain components that are just hard to secure. So when we make those deals for sub-components through our suppliers or through their suppliers, we’re not shy about bringing the right amount of componentry in, in order to avoid some of the stuff you read about in the newspaper where certain materials, certain semiconductors et cetera, are just hard to find or very expensive. It’s important to us to have certainty and we’re willing to slow down our inventory reduction in order to prioritize securing the right stuff. That helps a ton. It helps with out of stock issues that kill consumer-centric companies because you want consumers to have access to the product. It hurts with customers from a retailer standpoint, and it hurts for market share if the product is not there. So I’d rather go a little slower and to take a, I don’t call that but a hatchet-based approach, but we’re not in that kind of crisis. That said, we want our cash freed up. Everyone on this call wants the cash flow. And as I said in our prepared remarks, we’re keenly aware of the need to review costs and pull our efficiencies either forward for things that we future planned or things that we can just do faster right now and then start some new projects on increased efficiencies to attack the cost side while we work on all the new products and the rest that feeds into the demand recovery that will naturally make the inventory rotate at the right number of terms. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. And I would just add to that that as you look at the year and how this is playing out, you’ve got this very sharp decrease in customer demand and

12 retailer inventory levels are high. Meanwhile, because of what’s happened from a – in COVID and supply chain disruption, you have longer lead times than you used to have in the past, sometimes six to nine months. So you’ve got this tipping point where demand is falling off sharply, but you have a long lead time of inventory purchases that are either being produced or on the water to you. So in order for us to be able to kind of re-shift to our inventory, to the forward demand that we’re seeing now, it’s going to take some time for us to go in and smooth out that inventory pattern. So what I would expect, Bob, in terms of, just the year and how to think about our inventory levels, probably going to go up from where we are now in Q2 and then sequentially come down in Q3 and Q4. And we’d love to target getting down to where we were by the end of the year this year, somewhere where we were close to last year where we finished. But a lot of that’s going to be dependent in the next few months and how fast we can adjust what’s already in the order pattern. <Q – Bob Labick – CJS Securities, Inc.>: Okay. Great. Very helpful. Thank you so much. I will get back in queue. Operator: Thank you. [Operator Instructions] Our next questions come from the line of Rupesh Parikh with Oppenheimer. Please proceed with your questions. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. So I want to start with a category question. So which categories are mostly impacted by some of the inventory issues our retailer are facing in the demand fall-off? And then which ones are actually more resilient? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Hi, Rupesh. Starting with the categories and then the resilience, there’s a couple of things to keep in mind here. First, the health related stuff is naturally a bit lower because the pandemic is a bit lower and we’ve been clear that the pandemic has been directly helpful in health related, so think of thermometers as an example. Our share keeps growing. I think I mentioned in the public call 16 of the last 20 months we’ve grown share in thermometers as just an example for the United States. In the case of this total size of the category on the other hand is, it is coming down. That’s one. We believe the air purifier category is coming down a bit, but in the case of air purifier is still significantly higher than the pre-pandemic levels, so important to keep that in mind. And in the case of other pandemic-related, it’s hard to tell on humidifiers. We’ve seen a significant demand for humidifiers. We called it out in Q4. We called it out again today. And in our forward-looking statements today, we said that we are seeing further demand still for humidifiers. So it’s one that is defying that trend a bit. I think what’s also happening is other – this is just an opinion, other types of sickness, not just COVID, are a little bit more prevalent. So a normalization of the cold flu cycle, which was so greatly suppressed during the COVID year due to the social isolation. So these are the examples of categories that have been affected negatively. Another, surprisingly, is beauty and has nothing to do with the pandemic. I think it never has. Many people have told us that, beauty was a COVID play. We’ve never understood that, people want to look great all the time and not just from the neck up on Zoom, but they want to look and be their best. And we had such a big market share gain in beauty, not just because of the volumizers, but our other innovations, too. And nonetheless, the beauty category itself is down a bit. Our share is flat to up depending where you look in beauty. So we continue to win. But in a lower overall category. I must say, I scratch my head a little bit on why that category itself is a bit down. On the liquid side in Beauty, on the other hand, is generally up and up for us. Others, like Ulta and others have called that out. Target’s called that out in their call and up for us because we greatly improved the supply of our liquids in Drybar and there’s demand for them, as salons reopen and

13 the products are highly desired, so it just makes a lot of sense. So there’s a sense of categories. In housewares and I don’t mean Home & Outdoor, I mean the home – the housewares part of home. We are seeing some reduction. But again, like the air purifiers down from a higher base that was pumped up while people were home more and importantly, significantly above the pre-COVID levels. So back down to just much bigger, not crazy big versus the pre-COVID levels. So I hope you get the sense, in fact, I have the nervousness on this call that people might be thinking that if there’s decline then it means there’s something wrong with the fundamental underlying demand. In some cases, the category is lower, like I just said, in COVID related, but in others like the housewares related products or the beauty related products down from elevated bases but up from the pre-COVID levels. We went as far as to point that out in literally the very first headline of our press release on revenue. We also put a table of not just two years stack, but three years stack in our press release to further emphasize the point and in my quote, in that same press release we gave you four year perspective to show that the company is up roughly 50% over that period of time, including the flat outlook that we planned today. So I hope people digest that as they consider the reductions from the growth on top of the elevated base that we just put down last year, which was growth from the elevated base of the year before. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: And then I guess Hydro Flask, you didn’t cover that one. Just any thoughts there on the resiliency of Hydro Flask? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Sorry about the resiliency. Yeah. The answer is strong yes. Hydro Flask is crushing it. Hydro Flask is gaining share. It’s gaining share over the last 52 weeks, the category is growing. People are returning to in-person schooling. Although the school year happens to be out right now, but not during the quarter, the quarter that we just had, was a school period of time. It’s summertime now. People are big on all kinds of activities. Outdoor is big, experiences are big, Osprey is doing well as a result, same story. And then the category itself is just up. So if the categories up and we’re up more that’s where the share gain comes and the resiliency is terrific. We heard stories during the pandemic of how Hydro Flask got hurt so bad. We demonstrated in our calls that that was not the case. It did much better than people suspected. And now it’s doing better still as a category grows and we grow share in it, so strong go on outdoors and it’s not just Hydro Flask, it’s other on-trend products, including Osprey. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Great. And my quick follow-up, is there a way to frame exposure to Bed Bath & Beyond, I don’t know if there’s something you guys have commented on before? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, we haven’t, actually. Their news is new since we last were in our open window period, so their news is fairly fresh. That said, what’s not news is that Bed Bath has struggled for some time, there’s been multiple iterations of their work to right their ship. We strongly encourage and support their desire to swing the pendulum back towards the national brands. They themselves said that they had over-swung towards private label and didn’t have their assortment right. We’ve had those conversations with them for some time and we not only agree but encourage them to follow through with that and we’ll help to support that. In terms of the exposure, we watch them and any other retailer that is of concern on their financial condition and that unfortunately is certainly the case as they do the hard work to take themselves where they need to be. So we’ll keep a close eye. And in terms of actual exposure, it’s important to note and we’ve been pretty clear in our last six or seven calls, that we keep earning new distribution for brands like OXO, which historically are very prominent in Bed Bath. We’ve spoken about Target, we’ve spoken about the club channel, and then we have spoken about continuing to bring new products into the market through our major retailers and also online and on DTC and through other e-tailers. So when you put all of that

14 together, we’ve reduced that exposure considerably on the one hand. On the other hand, we’re rooting for Bed Bath & Beyond, and we’re eager to work with them in the appropriate way given their financial condition to do exactly what they themselves want to, which is to restore the pendulum where it belongs between national brands and private label. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Great. Thank you for all the color. I’ll pass it along. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. My pleasure. Operator: Thank you. Our next questions come from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your questions. <Q – Linda Weiser – D.A. Davidson & Co.>: Yes. Good morning. How are you? <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Linda. Nice to hear from you, it’s been a while. <Q – Linda Weiser – D.A. Davidson & Co.>: Yeah. Well, I’m interested very much in what you’re talking about in terms of the focus on improving the performance in the Health & Wellness business. Can you just talk about, like, I guess the business that used to be the old Kaz business, which of course, you know very well. Is there something that you can do to actually pare down the product lines? Are there certain areas of products that are lower in margin just structurally, like I don’t know, maybe fans is very low profitability, whereas humidifiers are much better, where you can actually significantly prune SKUs or even exit whole entire product lines. Is that something that you’re looking at? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, it is. And yes and for the rest on the call, your assessment is just right. It is the old Kaz business that’s now been reshaped a bit because of all that we’ve done since that acquisition at the end of 2010. So a lot of time has passed and the PUR acquisition is an example, the massive expansion in Asia that occurred during the decade of 2010. The big numbers that we spoke about in our international success story during Phase II came in part from that international expansion of Health & Wellness. It also came from the international expansion of Beauty. So it’s come a long way since the Kaz days. In the case of the product lines, yes, we are taking a look at the portfolio for Health & Wellness. We like those categories and they are on trend. You saw what happened in COVID and that helped a lot. We’re now paying the price for some of those categories, like I just mentioned with Rupesh, coming down a bit. But importantly in ones like air purifiers, still well above their pre-COVID highs. Fans is also very much on trend. Who on the call thinks the planet is going to be cooler in the next, I don’t know, 10 years and that said, can we make the kind of money that is appropriate on the margin side. So we’ll take a look at first of all, can we improve the margins despite the cost stuff or is it right to do less, to your point. Air purifiers, on the other hand, very much on trend. Unfortunately, wildfires are a big deal. Sickness is a big deal. There’s a stickiness to the new consumer awareness of airborne illness and the ways to prevent it. There’s an institutional aspect. There’s so many reasons why that’s a good category. Air quality, in general, is one of the big public health threats that there is, and unfortunately, that’s getting worse, so big opportunities. Same story on water quality. So we’ll take a good look at each one. And we’ll, as I said on the call, pick the categories, the countries and the channels where we see the best prospects and that will be what comes out the other side of Project Delta. And all of that with a leaner organization right now, which we’ve already started implementing. And all of this is designed to fix the growth rate on revenue, margins, very importantly, and market shares.

15 <Q – Linda Weiser – D.A. Davidson & Co.>: Okay. Thanks. And then as my follow up, I just wanted to ask about just the nature of the margin composition. I mean, obviously, you’re pointing to – operating margin being down in FY 2023. You used to say that for the year, you thought gross margin could be up. So I’m curious if that outlook has changed. And if you’re offsetting the cost inflation, the majority of it, which you say you are, then I guess what is the root of the operating margin decline? Is it just the lack of the leverage on the SG&A line? Is that the main reason why your operating margin is going to be down so much? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Let me just say a little and I’m going to give the rest to Matt on the gross margin and the difference in the outlook. But the key message is what you said, which is the deleveraging from a reduction in sales. And importantly, the reduction in sales is related to the retailer adjustments that were announced after our original April call and all the underlying consumers stuff. So there’s a deleveraging from the sales that affects the total ability to make the same margins. We are working on taking out cost. You’ve heard quite a few things in the call. We’re happy to elaborate on those as helpful and then Matt might be able to speak to the GM comment and the operating margin trend. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah, Linda. So appreciate the question. I would say you’re right in terms of the overall operating margin decline for the year is mainly driven by the deleveraging as well as, as we talked before, there’s a net dilutive impact of the price increases on operating margin. That’s another one. And then we called out a third factor in my comments today, which is some unfavorable product mix in the Health & Wellness segment. It’s I would say from a gross profit perspective, I would think flattish to last year. And most of the margin decline is being driven by the things I talked about. <Q – Linda Weiser – D.A. Davidson & Co.>: Thank you. I’ll pass it on to the next person. Thanks. Operator: Thank you. Our next questions come from the line of Anthony Lebiedzinski with Sidoti. Please proceed with your questions. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Yes. Good morning, everyone... <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Anthony. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: ...and thank you – hello and thank you for taking the questions here. So I guess, just to follow up, as far as your own inventory levels, obviously you commented on your desire to bring that down, now as you work through that, I mean, is there any potential risk that you will have to maybe discount some of those products to move that inventory or how should we think about that? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. It’s not our intention at this time and it’s not what we’ve seen from retailers. That said, I think most people on the call would agree that the consumer situation is hard to predict. And the reason is because there’s an odd thing that people haven’t seen before, and it’s hard to look at history to know when was the last time that the confluence of a global pandemic, high inflation, rising interest rates from zero as opposed to just rising interest rates to choke off inflation, but importantly from zero. And then the huge amount of government stimulus measured in trillions that has put a couple of trillion dollars on consumer balance sheets that they’re now spending as they face this situation. So hard to look to history and say, oh, yes, we’ve seen that before. So I can’t really tell you that the consumer situation is predictable. I think our reaction today demonstrates that that’s not the case. And remember, it was the retailers themselves in May and June who they themselves said, that’s not the case. So it’s hard to say. In terms of what’s going to happen with the pricing, it is possible that there will be promotion and deals in the market, but that doesn’t necessarily mean that we’ll be spending a lot on this.

16 Our focus is more on value reframing, and this is the idea of making sure consumers appreciate the value that’s built into the excellence of our products. They know this already, but it’s especially relevant right now because they just have less money in their pocket for the prices they face. And we want the market share, so that’s more the focus than it is on price, price, price. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Got it. Okay. And then in terms of my follow up here, so you provided information on the US sales versus international, and that’s definitely helpful. So if we were just to look at organic growth and exclude the recent acquisitions. So just wanted to get a better sense as to how the US demand did versus international? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Similar story. The international drivers are not that different. We held up a bit better internationally because there’s more geographic expansion for us, so we earned new distribution. Certain trends like the volumizers in Beauty are in a different stage. They are still in the massive expansion as opposed to earning share after having earned the distribution, which is more where the US is or holding the share after having such big results, like the 100-plus-percent result that we had in Beauty in the year ago quarter. I am sure people caught that in the prepared remarks when they look at that minus 12% core in Beauty sales in the last quarter, people say, oh my goodness, double-digit decline. But from a base, that was 108%, I think it was 103% up in the year ago, so maybe puts a little perspective. So the international doesn’t face quite that situation and for that reason held up a little better. In terms of the US organic, it’s definitely true that we’ve seen decline. Categories where they are the same ones I just outlined with Rupesh in his question. And then we’re seeing growth in other areas such as Hydro Flask and Curlsmith of course, it’s inorganic, Osprey not only because it’s inorganic, but because it’s on trend. In fact, if we could get more inventory for Osprey faster, we could just sell more Osprey than even what we forecasted. And we did not reduce our outlook for Osprey as we called out in our prepared remarks. So I hope that gives you a little sense of the organic aspect versus the acquisitions. I think the key message, it depends how you’re looking at the business. If you’re looking from the short-term, the numbers are what they are. If you’re looking from the multi-year perspective, which I suspect is true for most of the people on the call, hopefully, you see what we do which is phenomenal brands with huge possibilities that we have a long track record of exploiting. This company has doubled its revenues in the last nine years, and we have expanded our profits by multiples, even with the reduced guidance that we’re giving today. And so if you look at it in the future and say, is that thesis still intact? The answer is not only yes, but strongly so. And it’s not just international. It’s not just acquisition. It’s the underlying leadership brands that are fundamentally appealing. They have a track record of gaining share, and they have opportunities both through new products, through geographical expansion, through marketing, and through entering new adjacencies that make the story very compelling. All we want to do is pick up some efficiency faster while we invest in enabling that. And that will be the magic of Phase III once we’re ready to go to that period of time. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Well, thank you very much, that’s been very helpful and best of luck going forward. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thanks, Anthony. Operator: Thank you. Our final questions come from the line of Steve Marotta with C.L. King. Please proceed with your questions. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Julien, Matt and Jack, good morning. <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Steve.

17 <Q – Steve Marotta – C.L. King & Associates, Inc.>: Julien, I have two quick questions, and you’ve answered this implicitly already in the call, but I’m going to ask explicitly. Has there been any change in your ability, your outlook to push through price increases from now to the balance of the year in the wholesale channel? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. To this explicit question, so explicit answer is we’re not planning much in the way of further pricing in the United States in any channel in the balance of the fiscal year. Outside the United States, it takes longer to get price increases to go forward at all because of contracts and agreements with retailers. So, there’s a longer cycle to that, so some of that is still pending. And I suppose it’s possible that if the consumer demand sensitivity or the elasticity is tipping or in some way, that it would be harder or some of those price increases may have to be lower. That said, everyone on the planet, including the retailers, are keenly aware that the underlying cost, whether it’s labor, transportation and certain commodities are still up. FX has also played a role. Now, people have seen the moves in FX in recent weeks, that’s new, whether it’s the pound or the euro or the Chinese RMB, just to pick three very prominent ones. And in the case of the US, it’s not our plan to have significant new rounds of price. Are you asking about rolling back, Steve, or are you talking about pushing other ones into the marketplace on a forward basis? <Q – Steve Marotta – C.L. King & Associates, Inc.>: Let’s assume for a moment that in the month of September, you were expected to ship items that were priced at 5% to 10% above last year’s September level. Have you received... <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. <Q – Steve Marotta – C.L. King & Associates, Inc.>: ...any additional incremental pushback from the wholesale channel saying, no, it’s not going to be 5% or 10%, we’re only going to take flat or something along those lines. Has been any delta in what was otherwise expected to be shipped on a, say, unit price basis for the balance of the year versus two months ago? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, got it. Now I understand. So, no is the answer, those increases were already made. The arrangements with the retailers already made. And then the consumer shelf prices, they can vary. We don’t set those shelf prices. That’s for the retailer. And then the demand curve is now playing out in certain categories. There is sensitivity. So some consumers are either trading down or they’re just spending their money somewhere else, which is a buying pattern thing. So it’s hard to buy a plane ticket these days at the prices that people were paying before, as an example. And yet people want more of them just to give a little color. And yet, that said, their money is also going to the kinds of things we buy. I tried to get this point across before I just don’t know if it’s coming through, which is in most of those categories still at an elevated rate versus the pre-COVID level. And there’s data point after data point in our press release. Even in Health & Wellness, I mentioned in the prepared remarks that the expectations for the rest of this fiscal year and the outlook that we’re giving just now is 9% above the pre-pandemic level in the category that was most exposed to the pandemic up and down, the one that’s the full brunt of the EPA matter. So it speaks to the underlying demand comment I’m trying to make. And in terms of your specific question about, would we be shipping in September products that we had priced higher and now they’re priced lower? The answer is no. That’s not our expectation at all. <Q – Steve Marotta – C.L. King & Associates, Inc.>: That’s very helpful. My follow up question is, are you experiencing the very same dynamic in your owned point of sales from a DTC standpoint than you’re experiencing at wholesale?

18 <A – Julien Mininberg – Helen of Troy Ltd.>: Generally, no. The reason is surprising, though, it’s because our DTC is biggest in the categories that are most on trend with the current buying patterns. So think especially Osprey and Hydro Flask. Those are the two biggest ones for DTC. OXO is behind it and OXO is having a reduction in DTC versus the pandemic highs. But we’ve done so much on DTC, so much on that website and come quite far. That is still up versus the pre- pandemic level as well. And as we’ve said many times on these calls, we have major investments going in future DTC products and we expect DTC to be a significant building block for us going forward. That big warehouse that we’re building in Tennessee is going to have best in class DTC fulfillment capability that will lower our cost to serve, greatly improve our ability to track the entire order from order to cash, so people can have better experiences. And then from a volume standpoint, it’s multiples of what we’ve been able to do before. So strong go on DTC and surprisingly resilient, but it’s because the categories on the on trend ones. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Super helpful. Thank you. Operator: Thank you. There are no further questions at this time. I would like to turn the call back over to management for any closing comments. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Well, just a quick one is a thanks. Thanks very much for listening today, for being with us. As Bob said at the beginning of the call, there’s quite a lot of information in the material today because the world changed so much since April. And we’ve tried, as always, to be very transparent. I also would say that we are quite diligent on all of the three areas that we talked about on the cost side, whether it’s inventory, Project Delta in Health & Wellness or the new broader corporate look at our cost and efficiency programs. And we gave some examples in the call. So we’re quite focused on this. And other than that, we look forward to speaking to many of you in the coming days and weeks, there’s multiple forums and we’re out of our quiet period and looking forward to it. So thank you very much. Operator: This does conclude today’s teleconference. We appreciate your participation. You may disconnect your lines at this time. Enjoy the rest of your day.